Exhibit 99.1

Argan, Inc.’s Atlantic Projects Company Executes
Platin Power Station Contract with SSE

July 28, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its wholly owned subsidiary, Atlantic Projects Company (“APC”), entered into an engineering, procurement and construction services contract for the Platin Power Station with SSE Thermal, part of the integrated energy group SSE plc. The project, located in County Meath, Ireland, will consist of three Siemens Energy SGT-800 turbines operating in open cycle mode with supporting balance of plant equipment. The project will provide approximately 170 MW of generation capacity to the grid during periods of high demand and supply shortfalls from renewable sources. Planned completion is expected in 2028.

This marks a significant milestone for APC and strengthens its ongoing relationship with one of the UK and Ireland’s leading energy companies.

Charles E. Collins, IV, Executive Managing Director of APC, commented, “We are honored to have been selected once again by SSE and thank them for their continued trust in the Atlantic Projects Company. The Platin Power Station contract represents our second project with SSE this year, and we look forward to building on this strong partnership as we work together to deliver a successful project that supports the transition to cleaner, more efficient, and sustainable energy solutions.”

Finlay McCutcheon, Managing Director of SSE Thermal, said, "We’re proud to once again partner with Atlantic Projects Company, and Siemens Energy, to deliver Platin Power Station. Our focus is now on working together to complete the project safely and efficiently. By providing flexible power generation, Platin will help strengthen Ireland's security of supply while supporting the country’s net zero ambitions."

About Atlantic Projects Company

Atlantic Projects Company is a leading provider of engineering, construction and other technical services primarily for power generation clients. APC performs turbine, boiler and large rotating equipment installation, commissioning and outage services for original equipment manufacturers, EPC contractors and plant owners located primarily in the Republic of Ireland and the United Kingdom. For 50 years, APC has successfully completed over 8,000 projects on four continents.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200